Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Cambridge Display Technology, Inc. our report dated July 19, 2004 relating to the balance sheet as of December 31, 2003 and the related statements of operations, of stockholders equity and of cash flows for the year ended December 31, 2003 (not presented separately in this Registration Statement) of Litrex Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 8, 2004